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                                                                   Exhibit 10.1

                             EMPLOYMENT AGREEMENT
                             --------------------


     This Agreement is made and entered into effective this 27th day of June, 1995, between Skyline Chili, Inc., an Ohio corporation (the "Company"), and Kevin R. McDonnell, an officer of the Company (the "Employee").

     WHEREAS, the Employee is an at-will employee of the Company;
and

     WHEREAS, in order to provide the Employee with additional incentive and motivation to contribute to the Company's future growth and continued success, the Company has determined to provide the Employee with severance benefits if the Employee's employment is terminated under certain circumstances.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

     1. TERM. This Agreement shall be effective as of the date hereof and shall terminate on June 27, 1998.

     2.   TERMINATION OF EMPLOYMENT.

          (a) If the Employee's employment with the Company is terminated by the Company "Without Cause," as hereinafter defined, the Employee shall be entitled to the severance benefits described in Paragraph 3 of this Agreement. For purposes of this Agreement, the termination of the Employee's employment by the Company for any of the following reasons or in connection with any of the following events shall constitute a termination Without Cause:
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               (i) the termination of the Employee's employment
by the Company in connection with a "Change-In-Control Transaction," as hereinafter defined; or

               (ii) the termination of the Employee's employment by the Company for any other reason, other than the Employee's death or permanent disability or a termination "With Cause," as hereinafter defined.

          (b) For purposes of this Agreement, the occurrence of any one of the following events shall constitute a Change-In-Control Transaction:

               (i) the sale by the Company of all or
substantially all of the Company's assets to a single purchaser or to a group of associated purchasers;

               (ii) the sale, exchange or other disposition, in one transaction or a related series of transactions, of fifty percent (50%) or more of the outstanding shares of the Company;

               (iii) a bona fide decision by the Company to terminate its business and liquidate its assets; or

               (iv) the merger or consolidation of the Company in a transaction in which the shareholders of the Company receive or hold less than fifty percent (50%) of the outstanding voting shares of the continuing or new corporation.

     The termination of the Employee's employment with the Company or any successor business entity, for any reason other than the Employee's death or disability, within six months prior to or within one year after a Change-In-Control Transaction, shall be rebutably presumed to be a termination of employment in


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connection with a Change-In-Control Transaction as defined in this Paragraph 2(b).

          (c) For purposes of this Agreement, termination of the Employee's employment "With Cause" shall mean a decision by the Company's Management or Board of Directors to terminate employment based upon the occurrence of one or more of the following events: (i) the Employee's conviction of or having entered a plea of guilty or no contest to (A) a felony, or (B) any other crime which has a material adverse effect on the Company, (ii) the Employee materially breaching or neglecting his duties or responsibilities to the Company, (iii) the Employee engaging in willful or material misconduct in connection with the performance of his duties or responsibilities to the Company, or
(iv) the Employee engaging in any other improper conduct which has a material adverse effect on the Company such as would make his continued employment by the Company prejudicial to the best interests of the Company.

          (d) For purposes of this Agreement, the term "Company" shall include any business entity which purchases or otherwise acquires substantially all of the Company's business and assets.

     (3) SEVERANCE BENEFITS. If the Employee's employment with the Company is terminated by the Company Without Cause, the Company shall pay or provide the Employee with the following severance benefits (collectively the "Severance Benefits"):

          (a) The Employee's then current annual base salary shall be continued for a period of one year after the effective date of the termination of the Employee's employment (the "Effective Termination Date"). Such payments shall be paid monthly in arrears.

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          (b)  The Employee shall be paid a cash amount equal to
a pro rata share of the annual bonus, if any, that the Employee would have received under the terms of the annual bonus plan being maintained by the Company for the fiscal year in which the Effective Termination Date occurs. The total annual bonus the Employee would have received shall be determined in the same manner and paid at the same time it would have been determined and paid if the Employee had continued his employment with the Company, except the total annual bonus shall be based solely upon the achievement of Company objectives and not on achievement of the Employee's personal management objectives. The pro rata share of the total annual bonus to be paid to the Employee pursuant to this Agreement shall be determined based upon the number of days the Employee was employed by the Company during the fiscal year through the Effective Termination Date.

          (c) The Employee shall be paid a cash amount equal to a pro rata share of the supplemental bonus, if any, that the Employee would have received under the terms of the long-term supplemental bonus plan being maintained by the Company for the fiscal year in which the Effective Termination Date occurs. The total supplemental bonus the Employee would have received shall be determined in the same manner it would have been determined if the Employee had continued his employment with the Company, except the total supplemental bonus shall be equal to the lesser of the Employee's individual share of the supplemental bonus pool: (i) at the end of the most recently completed accounting period prior to the Effective Termination Date, or (ii) at the end of the fiscal year in which the Effective Termination Date occurs. The pro rata share of the total supplemental bonus to be paid to the Employee pursuant to this Agreement shall be determined based upon the number of days the Employee was employed by the Company from the beginning of the period covered by the long-term supplemental bonus plan through the Effective Termination Date. The cash amount required by this Paragraph

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3(c) shall be paid at the same time as the amount described in
Paragraph 3(b).

          (d) The termination date of any options to purchase shares of the Company's common stock held by the Employee on the Effective Termination Date shall be extended for a period of one year after the Effective Termination Date.

          (e) For a period of one year after the Effective Termination Date, the Company shall pay directly, or shall reimburse the Employee for the actual costs of continuing coverage for the Employee and his dependents under the comprehensive medical and health plan maintained by the Company for the benefit of the Company's officers and employees generally, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Company and the Employee agree to cooperate and to execute such notices, elections, and other forms or documentation as may be necessary to continue such comprehensive medical and health coverage under COBRA. If the Employee and his dependents are determined, for reasons beyond the control of the Company, to be ineligible to receive continued coverage under COBRA, the Employee may obtain, to the extent available, individual health insurance coverage, for a period of one year after the Effective Termination Date, for himself and his dependents, providing substantially the same benefits and the Company shall reimburse him for the cost of such individual coverage up to a maximum of $2,000.00.

     4. CONSULTING OBLIGATION AND TAX TREATMENT OF SEVERANCE BENEFITS. In consideration for the Severance Benefits and during the one year period following the Effective Termination Date, the Employee shall render such services of an advisory or consultative nature to the Company as the Company may reasonably request or direct, taking into consideration the demands of any future employment or business relationships entered into by the

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Employee.  If the Employee is unable to render such advisory or consultative services due to his death, disability or other reasons beyond his control, the Severance Benefits described in Paragraph 3 of this Agreement shall continue to be provided, without deduction or set-off, to either the Employee or his estate. The cash payments and related Severance Benefits provided for in Paragraph 3 shall be made to the Employee as a severance benefit in recognition of services to the Company and in connection with his services as an independent contractor consultant to the Company (if such services are requested). The Employee shall be solely responsible for and shall pay all federal, state and local taxes, charges and contributions imposed or assessed in connection with the cash payments and related Severance Benefits provided for in Paragraph 3, including estimated income and self-employment taxes.

     5.   SEVERANCE BENEFITS CONDITIONED UPON EMPLOYEE RELEASE.
The Company's obligation to provide the Severance Benefits described in Paragraph 3 shall be specifically conditioned upon:

          (a) the Employee providing the Company with a written release, in form and substance satisfactory to the Company, in which the Employee releases and discharges the Company and its affiliates, directors, officers, employees, successors and assigns from any and all debts, claims, demands, damages, actions and causes of action whatsoever, whether in law or in equity which the Employee has or may have in any capacity against such persons;

          (b) the Employee reaffirming in a written agreement, in form and substance satisfactory to the Company, that he will never use or disclose any of the Company's confidential information or trade secrets; and

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          (c)  the Employee reaffirming or entering into a
written non-compete agreement, in form and substance satisfactory to the Company, providing that for a period of two (2) years after the Effective Termination Date, the Employee will not, without the prior written consent of the Company, directly or indirectly, for himself, or on behalf of or in conjunction with, any person, corporation, partnership or other business entity:

               (1) own, manage, operate, control, invest in, be employed by, participate in, or be connected in any manner with any business that develops, franchises, owns or operates restaurants that sell primarily chili, hot dogs with chili, chili-spaghetti, or related products, or that manufactures and sells primarily chili, chili-spaghetti, or related frozen grocery products (including but not limited to any of the business organizations or entities listed on Exhibit A attached to this Agreement, or any affiliate, franchisee, licensee or successor thereof) in any state in which the Company, its affiliates or its franchisees are operating restaurants, or in which the Company's frozen grocery products are sold; provided, however, nothing contained in this Agreement will be construed as restricting or prohibiting the Employee from: (i) engaging in any restaurant or food business not primarily involving the production or sale of chili; or (ii) investing in any business not managed or controlled by the Employee if an equity security of the business is registered under the Securities Exchange Act of 1934;

               (2) divert or attempt to divert any business of the Company, its affiliates, or its franchisees, of the kinds or types engaged in by the Company, its affiliates, or its franchisees to any competitor; or

               (3) seek to employ any person who is at that time or has been within the six (6) month period prior to that time

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employed by the Company or its affiliates, or induce such a person to leave his or her employment.


     6.   Termination of Employment Generally.
          ------------------------------------

          (a) Nothing in this Agreement is intended or shall be construed to alter the "at-will" employment relationship between the Company and the Employee. The Employee shall have the right to terminate his employment with the Company at any time. The Company shall have the right to terminate the Employee's employment With Cause or Without Cause at any time.

          (b) Upon the termination of the Employee's employment by the Company With Cause or by reason of the Employee's death or disability, or upon the Employee voluntarily terminating his employment with the Company, all obligations of the Company to the Employee shall terminate and the Employee shall not be entitled to any Severance Benefits, additional salary, salary continuation, bonus, fringe benefits, severance pay or other compensation, except: (i) for accumulated vacation and paid leave time, or (ii) as provided in any separate agreement or employee benefit plan which by its terms specifically provides for post-termination or severance benefits.

     7.   Miscellaneous.
          -------------

          (a) ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other writings and agreements referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter and supersede any prior understandings or oral or written agreements between the parties. This Agreement may be modified or amended only by a written instrument duly executed by the parties hereto.


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          (b)  HEADINGS.  The paragraph or subparagraph headings
contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.

          (c) BINDING EFFECT. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Company and its successors or assigns, and by the Employee and his heirs, executors, personal representatives, successors and assigns.

          (d) CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

          (e) SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to any person or circumstance other than those to which it is held invalid, shall not be affected thereby.

          (f) COUNTERPARTS. This Agreement may be executed in one or more counterpart copies, each of which when fully executed and delivered, shall be considered an original, but all of which together shall constitute but one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the day and year first above written.

                              SKYLINE CHILI, INC.

                                              By: /s/ Lambert N. Lambrinides
                                                  ______________________________

                                              Its: Chairman of the Board
                                                  ______________________________


                              /s/ Kevin R. McDonnell
                              _________________________________
                              Kevin R. McDonnell


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                                   EXHIBIT A
                                   ---------


The Chili Company
Chili Time
Gold Star Chili
Empress Chili
Dixie Chili